April 20, 2016 Landstar System, Inc. Earnings Conference Call First Quarter 2016 Date Published: 04/20/2016 Exhibit 99.2

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements made during this presentation that are not based on historical facts are “forward looking statements.” During this presentation, I may make certain statements, containing forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Such statements are by nature subject to uncertainties and risks, including but not limited to: the operational, financial and legal risks detailed in Landstar’s Form 10-K for the 2015 fiscal year, described in the section Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements. Date Published: 04/20/2016

Model Definition Landstar is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third party capacity providers and employees. Date Published: 04/20/2016

The Network Date Published: 04/20/2016 2015 Results $3.3 billion in revenue 1.8 million loadings 512 million dollar agents 9,500 BCO trucks (2015 year-end) 44,000 Carriers (2015 year-end) 14,000 Trailers (2015 year-end)

Transportation Management Services Date Published: 04/20/2016

Date Published: 04/20/2016 Revenue ($’s in thousands) Percentage change in rate is calculated on a revenue per load basis. Percentage change in volume is calculated on the number of loads hauled.

Date Published: 04/20/2016 Truckload Loadings and Revenue per Load (Excludes LTL)

Industries Served Date Published: 04/20/2016 As a Percentage of Revenue Q1 Q1 2015 2016 Quarter over Prior Year Quarter Growth Consumer Products / Appliances / Furniture 19.2 20.5 0% Machinery 15.1 14.6 -10% Automotive 9.5 9.7 -5% Building Products 7.5 8.6 7% Metals 7.4 6.6 -16% AA&E, Hazmat 7.3 7.5 -4% Foodstuffs 5.8 5.5 -12% Energy 5.0 2.8 -48% Other 23.2 24.2 -3% Total 100.0 100.0 -7%

15.1% 15.8% Gross profit equals revenue less the cost of purchased transportation and commissions to agents. Gross profit margin equals gross profit divided by revenue. Revenue on transactions with a fixed gross profit margin was 55% and 56% of revenue in the 2015 and 2016 first quarters, respectively. Date Published: 04/20/2016 Gross Profit (1) and Gross Profit Margin (2) ($’s in thousands) First Quarter Gross Profit

42.5% 42.7% Operating margin equals operating income divided by gross profit. Date Published: 04/20/2016 Operating Income and Operating Margin (1) ($’s in thousands) First Quarter Operating Income

Date Published: 04/20/2016 Truck Capacity Data (All information other than fuel surcharges are at the end of the period) Active refers to truck brokerage carriers who hauled freight for Landstar in the 180 day period immediately preceding the period end. Fuel surcharges billed to customers on freight hauled by BCO Independent Contractors are paid 100% to the BCO and excluded from revenue and the cost of purchased transportation.

(1) Net cash is defined as cash and cash equivalents plus short term investments less outstanding debt. Date Published: 04/20/2016 Key Balance Sheet and Cash Flow Statistics ($’s in thousands)

Free Cash Flow / Share Purchases (In Thousands) (1) Free cash flow is defined as cash flow from operations less capital expenditures, each set forth on the prior slide. Date Published: 04/20/2016

Date Published: 04/20/2016